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Consent of Independent Registered Public Accounting Firm

Global Earth Energy, Inc.

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (No. 333-121296, 333-163298, 333-169348 and 333-170522) of Global Earth Energy, Inc. of our report dated December 15, 2010, except for Note N, as to which the date is January 17, 2011, relating to the consolidated financial statements, included in this Form 10-K/A.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

EFP Rotenberg, LLP

December 17, 2010